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                            TANAKA FUNDS, INC.
                         TANAKA CAPITAL MANAGEMENT, INC.
                         REVISED CODE OF ETHICS
               (Approved by the Board of Directors on April 23, 2003)

STATEMENT OF PRINCIPLES

               TANAKA Funds, Inc. (the "Company") has approved this Code of Ethics to govern personal securities investment activities of persons affiliated with Tanaka Capital Management, Inc. ("TCM") and the officers and directors of the Company (all persons affiliated with TCM and the Company, collectively, "Tanaka Personnel"). Although this Code contains a number of specific standards and policies, there are three key principles embodied throughout the Code.

      The Interests Of Company Shareholders Must Always Be Paramount

               Tanaka Personnel have a legal, fiduciary duty to place the interests of clients first. In any decision relating to their personal investments, Tanaka Personnel must scrupulously avoid serving their own interests ahead of those of any client.

               Tanaka Personnel May Not Take Inappropriate Advantage Of Their Relationship To Our Shareholders

               Tanaka Personnel should avoid any situation (unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with TCM or the Company) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of Company shareholders.

               All Personal Securities Transactions Should Avoid Any Actual, Potential or Apparent Conflicts Of Interest

               Although all personal securities transactions by Tanaka Personnel must be conducted in a manner consistent with this Code, the Code itself is based upon the premise that Tanaka Personnel owe a fiduciary duty to clients, and should avoid any activity that creates an actual, potential or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

               Tanaka Personnel must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual's fiduciary duties to clients.


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DEFINITIONS

"Act" means the Investment Company Act of 1940.

               "Adviser Personnel" means (1) any employee of the Company or TCM, who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Securities by any Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale of Securities by any Fund, (2) any officer or director of TCM, and (3) any natural person in a control relationship to any Fund or TCM who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Security by a Fund. Any provisions of this Code that apply directly to Adviser Personnel apply equally to accounts in the names of other persons in which Adviser Personnel have Beneficial Ownership.

               "Beneficial Ownership" means the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. "Beneficial Ownership" includes, but is not limited to, ownership of Securities held by members of the family. For these purposes, a person's family includes the spouse, minor children, any person living in the home and any relative to whose support the person directly or indirectly contributes.

               "Compliance Officer" means, for Adviser Personnel affiliated with TCM, the person designated as the Compliance Officer by TCM.

               "Control" means the power to exercise a controlling influence over the management or policies of the Company, unless such power is solely the result of an official position with the Company. Any person who beneficially owns, either directly or through one or more controlled companies, more than 25 percent of the voting securities of any Fund of the Company shall be presumed to control such Fund. Any such presumption may be rebutted by evidence, in accordance with
          Section 2(a)(9) of the Act.

               "Fund" means any existing or future fund that is a series of the Company.

               "Portfolio Managers" means those Adviser Personnel entrusted with the direct responsibility and authority to make investment decisions affecting any Fund. Any provisions of this Code that apply directly to Personal Securities Transactions by a Fund Portfolio Manager apply equally to transactions in accounts in the names of other persons in which the Fund Portfolio Manager has Beneficial Ownership.

               "Personal Securities Transaction(s)" means transactions in Securities for the account(s) in the names of Tanaka Personnel, or for accounts in which Tanaka Personnel have Beneficial Ownership.

               "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

               The term "Security" shall not include the following securities (the "Excluded Securities"): (i) shares of registered open-end investment companies; (ii) securities issued by the United States government; (iii) short term debt securities which are government securities within the meaning of Section 2(a)(16) of the Act; (iv) bankers' acceptances; (v) bank certificates of deposit; (vi) commercial paper and (vii) such other money market instruments as may be designated by the Company's Board of Directors.

               "Purchase or Sale of a Security" includes the writing of an option to purchase or sell a Security. A Security shall be deemed "being considered for Purchase or Sale" by a Fund when a recommendation to purchase or sell has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. A Security shall not be deemed to be one which is "being considered for Purchase or Sale" by a Fund if such Security is reviewed as part of a general industrial survey or other broad monitoring of the securities market.

PROHIBITED PURCHASES AND SALES OF SECURITIES

               In a Personal Securities Transaction, Adviser Personnel may not:

               o purchase or Sell a Security within three calendar days before, or on the same day as, the execution of a trade in the same Security or an equivalent Security by a Fund. If a Fund is engaged in a trading program extending over several trading days, the prohibition on trading by Portfolio Managers begins three trading days prior to the first Fund transaction in that program, and ends on the same day as the last transaction in that program. It should be noted that Adviser Personnel are allowed to execute transactions on the same day as TCM's clients, other than a Fund, provided that pre-clearance is obtained for the transaction and the employees' trades are executed after the clients' trades.

               Adviser Personnel may not:

               o in any calendar year, receive a gift or anything else (for example, air fare, hotel accommodations, etc.) with a value of more than $100 from any single person or entity that does business with or on behalf of the Company; and/or

               o serve on the board of directors of a publicly traded company without prior authorization from the Board of Directors of TCM and of the Company based upon a determination that such service would be consistent with the interests of the Company and its shareholders (unless so serving prior to the adoption of this Code). Adviser Personnel that serve on such boards of directors are not permitted to participate in any investment decisions made by the Company involving Securities of a company on whose board they serve; and/or

               o execute a Personal Securities Transaction without the prior written authorization of the Compliance Officer and President of TCM.

               Adviser Personnel may not:

               o execute a Personal Securities Transaction on a day during which a Fund has a pending "buy" or "sell" order in that Security or an equivalent Security, until the Fund's order is executed or withdrawn; and/or

               o execute a Personal Securities Transaction in a Security or an equivalent Security that is being considered for Purchase or Sale by a Fund.

               In a Personal Securities Transaction, Adviser Personnel may not:

               o acquire any Security in an initial public offering or in a private placement without prior written authorization of the acquisition by the Compliance Officer and (for Adviser Personnel who are affiliated with TCM) the President of TCM or their respective designates. Any decision by a Fund to invest in or sell such Securities must be approved solely by Adviser Personnel with no investment in the issuer.

               Provided, however, that for persons who are Adviser Personnel solely because they are directors of TCM, the above prohibitions shall only apply with respect to Personal Securities Transactions if the applicable person knew or, in the ordinary course of fulfilling his or her duties as an officer or director of the Company or as a director of TCM, should have known, that during the fifteen day period immediately preceding or after the date of the Personal Security Transaction in the Security by the person such Security is or was purchased or sold by a Fund, or such purchase or sale by a Fund is or was considered by a Fund (or by TCM for a Fund).

EXEMPTED TRANSACTIONS

               The provisions described above under the heading Prohibited Purchases and Sales of Securities and the pre-clearance procedures under the heading Pre-clearance of Personal Securities Transactions do not apply to:

               o Purchases or Sales of Excluded Securities;

               o Purchases or Sales of options contracts on a broad-based market index;

               o Purchases or Sales of Securities effected in any account in which the applicable Personnel has no Beneficial Ownership or control;

               o Purchases or Sales of Securities which are non-volitional on the part of either Tanaka Personnel or a Fund (for example, the receipt of stock dividends);

               o Purchases of Securities made as part of automatic dividend reinvestment plans;

               o Purchases of Securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual funds; and

               o Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired;

               provided, however, that this section shall not exempt acquisitions of any Security in an initial public offering or in a private placement from the requirement that prior written authorization be obtained from the Compliance Officer.

PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS.

               All Adviser Personnel (except for persons who are Adviser Personnel solely because they are directors of TCM, as to whom the following pre-clearance procedures shall not apply) wishing to engage in Personal Securities Transactions, must obtain prior written authorization of any such Personal Securities Transaction from the Compliance Officer and (for Adviser Personnel who are affiliated with TCM) the President of TCM, or their respective designates. Personal Securities Transactions by a Compliance Officer shall require prior written authorization of the President of TCM (for Adviser Personnel who are affiliated with TCM), or a designate, who shall perform the review and approval functions relating to reports and trading by the Compliance Officer. TCM shall adopt the appropriate forms and procedures for implementing this Code of Ethics.

               Any authorization so provided is effective until the close of business on the fifth trading day after the authorization is granted. In the event that an order for the Personal Securities Transaction is not placed within that time period, a new authorization must be obtained. If a person is authorized to acquire a security in a private placement or initial public offering, the Compliance Officer must maintain a record of the decision and the reasons supporting the decision.

               If a person wishing to effect a Personal Securities Transaction learns, while the order is pending that the same Security is being considered for Purchase or Sale by the Fund, such person shall cancel the trade.

      Notification of Fund Trading Activity

               In addition to placing Purchase or Sale Orders for the Funds, the Portfolio Managers, or their designates, shall notify, the Compliance Officer of daily purchases and sales and of Securities being considered for Purchase or Sale by any Fund. In the alternative, a Compliance Officer must consult with the respective Portfolio Manager prior to authorizing a Personal Securities Transaction.

TRANSACTION AND ACCOUNT POSITION REPORTING REQUIREMENTS

               With respect to (i) directors of the Company who are not "interested persons" of the Company within the meaning of section 2(a)(19) of the Act, and who would be required to make a report solely by reason of being directors or (ii) persons who are Adviser Personnel solely because they are directors of TCM (collectively, "Disinterested Directors"), the following reporting requirements do not apply. If, however, a Disinterested Director knew or, in the ordinary course of fulfilling his or her duties as a director of the Company or TCM, should have known, that during the fifteen day period immediately preceding or after the date of a Personal Security Transaction in a Security by the Disinterested Director such Security is or was purchased or sold by a Fund or such purchase or sale by a Fund is or was considered by a Fund (or by TCM for a Fund), the Disinterested Director shall make the quarterly disclosures described below to the Compliance Officer, but only with respect to the applicable Personnel Security Transactions.

      Disclosure Of Personal Brokerage Accounts and Securities Holdings

               Within ten (10) days of the commencement of employment with TCM or the Company, all Tanaka Personnel are required to submit to the Compliance Officer: a) the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership when the person became an employee, b) a list of all personal Securities holdings when the person became an employee, c) certification that they have read and understand this Code, and d) the date the report was submitted.

               Each of these brokerage accounts is required to furnish duplicate confirmations and statements to TCM, except that Graham Y. Tanaka will provide duplicate confirmations and statements to the independent accountant for TCM, which will then provide information as to any trades to the Compliance Officer.

      Annual Reporting Requirements

               At the beginning of the first quarter of each fiscal year, all Adviser Personnel are required to submit to the Compliance Officer: a) the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership as of a date no more than 30 days before the report was submitted, b) a list of all personal Securities holdings as of a date no more than 30 days before the report was submitted, c) certification that they have read and understand this Code and whether they have complied with its requirements throughout the prior fiscal year, and d) the date the report was submitted. The list provided by Graham Y. Tanaka pursuant to clause (c) of this paragraph need not indicate the actual number of shares or value of any security held.

      Quarterly Reporting Requirements

               All Adviser Personnel shall report to the Compliance Officer (except that Graham Y. Tanaka shall report to the independent accountant for TCM, which will then provide information as to any transactions to the Compliance Officer) the following information with respect to transactions in any Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security:

               o the date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

               o the  nature of the  transaction  (i.e.,  purchase,  sale or any
                                                   ----
          other type of acquisition or disposition);

               o the price at which the transaction was effected; and

               o the name of the broker, dealer or bank with or through whom the transaction was effected.

               Adviser Personnel shall also identify any trading account established by the person during the previous quarter with a broker, dealer or bank.

               Reports pursuant to this section of this Code shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates. Adviser Personnel need not make such a report with respect to transactions effected for any account in which they may have Beneficial Ownership, but over which they do not have any direct or indirect influence or control (for example, a blind trust).

ENFORCEMENT AND PENALTIES

               With respect to Adviser Personnel affiliated with TCM, the Compliance Officer shall identify all Adviser Personnel, inform those persons of their reporting obligations, and maintain a record of all current and former Adviser Personnel.

               The Compliance Officer of TCM or his or her designate shall review the transaction information supplied by employees of TCM, whether full-time or part-time. If a transaction appears to be in violation of this Code of Ethics, the transaction will be reported to TCM as well as the Board of Directors of the Company.

               Upon being informed of a violation of this Code of Ethics, TCM may impose such sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code of Ethics. TCM shall impose sanctions in accordance with the principle that no Tanaka Personnel may profit at the expense of the shareholders of the Company. Any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Company.

DUTIES AND POWERS OF THE BOARD OF DIRECTORS

               TCM and an officer of the Company shall submit to the Board of Directors of the Company at each regular meeting of the Board, a report on Personal Securities Transactions by Tanaka Personnel. Such reports shall be reviewed by the Board of Directors in order to determine whether any violation of this Code or any section of the Act or the regulations promulgated thereunder has occurred.

               Annually, TCM and an officer of the Company shall submit to the Board of Directors a report that:

               o summarizes existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;

               o identifies any violations of this Code and any significant remedial action taken during the prior year;

               o identifies any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations; and

               o certifies that TCM and the Company have each adopted procedures reasonably designed to prevent violations of this Code.

               The Board of Directors of the Company may, in its discretion, take any actions and impose any penalty it deems appropriate upon any person that has violated the Code of Ethics of the Company or engaged in a course of conduct which, although in technical compliance with this Code, shows a pattern of abuse by that person of his or her fiduciary duties to the Company.

               The above actions of the Board of Directors may be in addition to any action taken by TCM against the person or persons involved.


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ANNUAL CODE OF ETHICS CERTIFICATION

               I acknowledge that I have received a copy and read the Code of Ethics, revised as of July 25, 2002, for TANAKA Funds, Inc. I understand my responsibilities under this Code of Ethics and agree to comply with all of its terms and conditions. I will retain a copy of this Code of Ethics for future reference.

               I hereby certify that I have complied with the requirements of the Code of Ethics of TANAKA Funds, Inc. and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to such Code of Ethics.


                                       Dated

                                       Printed Name


                                       Signature


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